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                                  EXHIBIT 99.1
                              MISCELLANEOUS EXHIBIT

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The undertaking set forth below is filed for purposes of incorporation by reference into Part II of the registration statements on Form S-8, File No. 2-73997, File No. 2-75629, File No. 2-78133, File No. 2-80841, File No. 2-89659,
File No. 33-19952, File No. 33-24595, File No. 33-41602, File No. 333-41343, and
File No. 333-63709.

Item 9. Undertakings.
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          (a)       The undersigned registrant hereby undertakes:

                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in this registration statement, or otherwise, SEI Investments Company (the "Company") has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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